FOR IMMEDIATE RELEASE - November 14, 2013	Exhibit 99.1

Contact:
Randall C. Hall, SVP/CFO
919.313.3600
randall.hall@mfbonline.com

M&F Bancorp, Inc. Announces September 30, 2013 Results

DURHAM, N.C.--

M&F Bancorp, Inc. (OTCBB: MFBP), a bank holding company headquartered in Durham, NC, today reported third quarter 2013 results with highlights as follows:

•	M&F Bank, the subsidiary of M&F Bancorp, Inc., continued to maintain “Well Capitalized” status, the highest regulatory capital measure. Capital ratios at September 30 2013 for M&F Bank were 11.41% for Tier 1 leverage, 15.77% for Tier 1 risk-based, and 17.03% for total risk based.
•	Past due loans decreased from $10,462 thousand at December 31, 2012 to $2,930 thousand at September 30, 2013.
•	Net income was $158 thousand for the nine months ended September 30, 2013 compared to $520 thousand for the nine months ended September 30, 2012. Net incomes was $155 thousand for the three months ended September 30, 2013 compared to net income of $193 thousand for the three months ended September 30, 2012.
•	Net loss available to common shareholders was $19 thousand for the nine months ended September 30, 2013 compared to net income available to common stockholders of $341 thousand for the nine months ended September 30, 2012. Net income available to common shareholders was $96 thousand for the three months ended September 30, 2013 compared to net income available to common stockholders of $134 thousand for the three months ended September 30, 2012.
•	Diluted net loss per common share was $0.01 for the nine months ended September 30, 2013 compared to net income per common share of $0.17 for the nine months ended September 30, 2012. Diluted net income per common share was $0.05 for the three months ended September 30, 2013 compared to net income per common share of $0.07 for the three months ended September 30, 2012.
•	Net interest margin, computed on a fully tax equivalent basis, declined 11 basis points to 3.99% for the three months ended September 30, 2013 over the same period in 2012, and remained unchanged at 3.74% for the nine months ended September 30, 2013 and 2012.
•	Non-interest expense decreased primarily as a result of decreases in salaries and benefits, information technology, FDIC insurance premiums and delivery expenses, partially offset by increases other real estate owned expenses, which increased from $146 thousand for the nine months ended September 30, 2012 to $267 thousand for the nine months ended September 30, 2013. For the three months ended September 30, 2013 and 2012, other real estate owned expenses totaled $49 thousand and $45 thousand, respectively.

“We are very pleased with our improvements in asset quality. Our past due loans decreased from $10,462 thousand at December 31, 2012 to $2,930 thousand at September 30, 2013, and our non-accrual loans decreased from $8,732 thousand at December 31, 2012 to $4,528 thousand at September 30, 2013. This could not have happened without the dedication of our seasoned lenders, who have worked tirelessly with our borrowers, who have suffered from the effects of the prolonged economic downturn. We continue to lend to qualified borrowers throughout our markets in the Piedmont-Triad region, Charlotte, Durham, and Raleigh, and are pleased to report growth in our loan portfolio, which totaled $187,156 thousand at September 30, 2013 compared to $175,222 thousand at December 31, 2012,” stated Kim D. Saunders, President & CEO

This release contains certain forward-looking statements with respect to the financial condition, results of operations and business of M&F Bancorp, Inc. (the “Company”) and M&F Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and M&F Bank and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like "expect," "anticipate," "estimate" and "believe," variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Neither the Company nor M&F Bank undertakes an obligation to update any forward-looking statements. Additional information is detailed in the Company's filings with the Securities and Exchange Commission, and is available at www.sec.gov.

Source: M&F Bancorp, Inc.